        As filed with the Securities and Exchange Commission on March 13, 2000

                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         CALYPTE BIOMEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)

   DELAWARE                            3826                       06-1226727
(State or other           (Primary Standard Industrial         (I.R.S. employer
jurisdiction of)           Classification Code Number)         incorporation or
                                                                organizational)

      1265 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502, (510) 749-5100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                                  NANCY E. KATZ
                        President, Chief Operating Officer,
                       Chief Financial Officer and Director
                         Calypte Biomedical Corporation
                             1265 Harbor Bay Parkway
                            Alameda, California 94502
                                 (510) 749-5100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------
                                   Copies to:

                              BRUCE W. JENETT, ESQ.
                         Heller Ehrman White & McAuliffe
                              525 University Avenue
                           Palo Alto, California 94301
                             (650) 324-7000 (phone)
                              (650) 324-0638 (fax)

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                      CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                     PROPOSED             PROPOSED
                                    AMOUNT           MAXIMUM              MAXIMUM
TITLE OF SHARES TO BE REGISTERED    TO BE          OFFERING PRICE        AGGREGATE              AMOUNT OF
                                  REGISTERED (1)    PER SHARE (2)      OFFERING PRICE        REGISTRATION FEE
===============================================================================================================
Common Stock, $.001 par value...   4,196,000        $ 3.91              $16,406,360           $4,331.28
===============================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the Nasdaq SmallCap Market on March 8, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MARCH 13, 2000

PROSPECTUS

                         CALYPTE BIOMEDICAL CORPORATION
                        4,196,000 Shares of Common Stock

         The stockholders of Calypte Biomedical Corporation identified on page __ may offer and sell the shares covered by this prospectus from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Calypte will pay the expenses of registration of the sale of the shares.

    Our common stock trades on the Nasdaq SmallCap Market under the symbol "CALY". On March 9, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $5.13 per share.

BEGINNING ON PAGE 2, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                             -----------------------

         The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


         The Date of this Prospectus is                , 2000

                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR SHARES. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS.

UNCERTAIN MARKET ACCEPTANCE OF OUR NEW METHOD OF DETERMINING THE PRESENCE OF HIV ANTIBODIES. Our products incorporate a new method of determining the presence of HIV antibodies. There can be no assurance that we will obtain:

     - any significant degree of market acceptance among physicians, patients or health care payors; or

     - recommendations and endorsements by the medical community which are essential for market acceptance of the products.

We have FDA approval to market our urine HIV-1 screening and confirmatory test in the United States and in July, 1998 we began marketing this product. However, to date this product has only generated limited revenues and not achieved significant market penetration. The failure of our products to obtain market acceptance would have a material adverse effect on us.

WE HAVE LIMITED EXPERIENCE SELLING AND MARKETING OUR HIV-1 URINE-BASED SCREENING TEST.We have little experience marketing and selling our products either directly or through our distributors. The success of our products depends upon alliances with third-party distributors including the distribution agreement announced in September, 1999 with Carter Wallace Inc. There can be no assurance that:

     - our direct selling efforts will be effective;

     - our distributors will successfully market our products; or

     - if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

Any disruption in our distribution, sales or marketing network could have a material adverse effect on us.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO SUSTAIN LOSSES IN THE FUTURE. We have incurred losses in each year since our inception. Our net loss for the nine months ended September 30, 1999 was $7.6 million and our accumulated deficit as of September 30, 1999 was $64.3 million. We expect operating losses to continue as we continue our marketing and sales activities of our FDA-approved products and conduct additional research and development for subseqent products.

OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO CERTAIN REGULATORY, MARKETING AND COMPETITIVE FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL. The factors listed below, some of which we can not control, may cause our revenues and results of operations to fluctuate significantly:

     - actions taken by the FDA or foreign regulatory bodies relating to our products;

     - the extent to which our products and our Sentinel HIV and STD testing service gain market acceptance;

     - the timing and size of distributor purchases; and

     - introductions of alternative means for testing for HIV by competitors.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE MAY NEED IN THE FUTURE. The report of KPMG LLP covering the December 31, 1998, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We believe that we may need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place us in significant financial jeopardy.

We believe that we may need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms. Any failure to obtain additional financing will likely place us in significant financial jeopardy.

WE DEPEND UPON THE VIABILITY OF THREE PRODUCTS--OUR HIV-1 URINE-BASED SCREENING TEST AND OUR URINE AND BLOOD-BASED SUPPLEMENTAL TESTS. Our HIV-1 urine-based screening test and our urine and blood-based supplemental tests are our only products. Accordingly, we may have to cease operations if our tests fail to achieve market acceptance or generate significant revenues.

WE WILL DEPEND UPON THE SUCCESS OF THE SENTINEL HIV AND STD TESTING SERVICE FOR SIGNIFICANT FUTURE REVENUES. The service is expected to be launched to medical clinics and physicians in the second quarter of 2000. Accordingly, we may have to cease operations if the Sentinel service fails to achieve market acceptance or generate significant revenues.

OUR PRODUCTS DEPEND UPON RIGHTS TO TECHNOLOGY THAT WE HAVE LICENSED FROM THIRD PARTY PATENT HOLDERS AND THERE CAN BE NO ASSURANCE THAT THE RIGHTS WE HAVE UNDER THESE LICENSING AGREEMENTS ARE SUFFICIENT OR THAT WE CAN ADEQUATELY PROTECT THOSE RIGHTS. We currently have the right to use patent and proprietary rights which are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Repligen and the Texas A&M University System.

WE RELY ON SOLE SOURCE SUPPLIERS THAT WE CANNOT QUICKLY REPLACE FOR CERTAIN COMPONENTS CRITICAL TO THE MANUFACTURE OF OUR PRODUCTS. Any delay or interruption in the supply of these components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING OUR PRODUCTS AND LITTLE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES. We may encounter difficulties in scaling-up production of new products, including problems involving:

     - production yields;

     - quality control and assurance;

     - raw material supply; and

     - shortages of qualified personnel.

THE SUCCESS OF OUR PLANS TO ENTER INTERNATIONAL MARKETS MAY BE LIMITED OR DISRUPTED DUE TO RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING AND THE CAPABILITIES OF OUR DISTRIBUTORS. We anticipate that international distributor sales will generate a significant portion of our revenues for the next several years. We believe that our urine-based test can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood samples. The following risks may limit or disrupt our international sales:

     - the imposition of government controls;

     - export license requirements;

     - political instability;

     - trade restrictions;

     - changes in tariffs;

     - difficulties in managing international operations; and

     - fluctuations in foreign currency exchange rates.

    Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to market successfully our products in foreign markets.

WE FACE INTENSE COMPETITION IN THE MEDICAL DIAGNOSTIC PRODUCTS MARKET AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS. Competition in our diagnostic market is intense and we expect it to increase. Within the United States, our competitors include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours. These developments could render our technologies or products obsolete or noncompetitive or otherwise have a material adverse effect on us.

OUR ABILITY TO MARKET OUR PRODUCTS DEPENDS UPON OBTAINING AND MAINTAINING FDA AND FOREIGN REGULATORY APPROVALS. Numerous governmental authorities in the United States and other countries regulate our products. The FDA regulates our products under federal statutes and regulations related to pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States.

    If we fail to comply with FDA regulations, or the FDA believes that we are not in compliance with such regulations, the FDA can:

     - detain or seize our products;

     - issue a recall of our products;

     - prohibit marketing and sales of our products; and

     - assess civil and criminal penalties against us, our officers or our employees.

    We also plan to sell our products in certain foreign countries where they may be subject to similar local regulatory requirements. The imposition of any of the sanctions described above could have a material adverse effect on us.

    The regulatory approval process in the United States and other countries is expensive, lengthy and uncertain. We may not obtain necessary regulatory approvals or clearances in a timely manner, if at all. We may lose previously obtained approvals or clearances or fail to comply with regulatory requirements. The occurrence of any of these events would have a material adverse effect on Calypte.

    Before we begin to manufacture our product at the Alameda facility, we must obtain FDA approval for that facility. Delays in receiving the FDA's approval or other difficulties which we encounter in scaling-up our manufacturing capacity to meet demand could have a material adverse effect on us.

WE HAVE RECEIVED WARNING LETTERS FROM THE FDA REGARDING THE SUFFICIENCY OF OUR MANUFACTURING RECORDS AND PRODUCTION PROCEDURES AND WE MUST SATISFY THE FDA'S CONCERNS IN ORDER TO AVOID REGULATORY ACTION AGAINST US. On November 19, 1998, we received a Warning Letter from the FDA following an inspection of our manufacturing facility in Berkeley, California. On December 11, 1998 we responded to the Warning Letter in writing to each of the alleged deficiencies cited in the Warning Letter. Subsequently we received a letter from the FDA in which the FDA requested further responses from the Company with regard to certain of the alleged deficiencies. We responded to the subsequent letter on June 1, 1999. On September 28, 1999, the FDA conducted a follow up inspection of the our Berkeley and Alameda, California facilities which resulted in observations requiring corrective action or response from us. On November 4, 1999 we responded in writing to each of the FDA's observations and we are awaiting the FDA's reply. If the FDA is not satisfied with our responses and our corrective actions, it could take regulatory actions against us including license suspension, revocation, and/or denial, seizure and/or injunction, and/or civil penalties or criminal sanctions. Any such FDA action is likely to have a material adverse effect upon our ability to conduct operations. In addition, failure to satisfy the FDA as to the Warning Letter may adversely affect receiving approval for the Alameda facility. [UPDATE]

In May 1999, we received a Warning Letter from the FDA following an inspection by the FDA of our manufacturing plant in Rockville, Maryland. The Warning Letter was based upon an inspection of the Rockville manufacturing facility that was conducted between November 30 and December 11, 1998, which cited a number of significant observations. On May 24, 1999, we responded in writing to each of the alleged deficiencies cited in the Warning Letter. On November 19, 1999 we received a letter from the FDA stating that our responses were considered adequate, and the Warning Letter was formally closed. Between November 30 and December 9, 1999 the FDA conducted a follow-up inspection of our Rockville manufacturing facility which resulted in observations requiring corrective action or response from us. On January 7, 2000, we responded in writing to each of the FDA observations and we are awaiting the FDA's reply. If the FDA is not satisfied with our responses and our corrective actions, it could take regulatory actions against us including license suspension, revocation, or denial, seizure of products or injunction, or civil penalties or criminal sanctions. Any such FDA action would have a material adverse effect upon the Company's ability to conduct operations. In addition, failure of the Company to satisfy the FDA as to such Warning Letter could adversely affect the Company's pending FDA license application for the Rockville facility.

AS A SMALL MANUFACTURER OF A MEDICAL DIAGNOSTIC PRODUCT, WE ARE EXPOSED TO PRODUCT LIABILITY AND RECALL RISKS FOR WHICH INSURANCE COVERAGE IS EXPENSIVE, LIMITED AND POTENTIALLY INADEQUATE. We manufacture medical diagnostic products which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims which exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims-made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liabilities which we incur in connection with clinical trials or sales of our products.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER. Certain provisions of our Certificate of Incorporation and Bylaws could:

     - discourage potential acquisition proposals;

     - delay or prevent a change in control of Calypte;

     - diminish stockholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then current market price; or

     - inhibit increases in the market price of our common stock that could result from takeover attempts.

WE HAVE ADOPTED A STOCKHOLDER RIGHTS PLAN THAT HAS CERTAIN ANTI-TAKEOVER EFFECTS. On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right for each outstanding share of Common Stock of the Company. The dividend is payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights should not interfere with any tender offer, or merger, which is approved by us because the rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING VOLUME. The trading volume in our common shares has been relatively limited. A consistently active trading market for our common stock may not develop.

WE MAY BE REMOVED FROM THE NASDAQ SMALLCAP MARKET IF WE FAIL TO MEET CERTAIN MAINTENANCE CRITERIA. The Nasdaq Stock Market inquired on two occasions whether we continue to meet the maintenance criterion for trading on the Nasdaq SmallCap Market. We currently meet the maintenance criterion but our ability to continue to do so will depend on whether we are able to maintain net tangible assets of at least $2,000,000 and whether the minimum bid price for our common stock exceeds $1.00 per share for at least ten consecutive business days during any period of 120 consecutive business days. The public trading volume of our common stock and the ability of our stockholders to sell their shares could be significantly impaired if we fail to meet the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume.

THE PRICE OF CALYPTE'S COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO EFFECT THE PRICE OF OUR STOCK. Our common stock has traded as low as $0.69 per share and as high as $4.88 per share between early-November 1999 and early-March 2000. Some of the factors leading to this volatility include:

     - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

     - fluctuations in our operating results;

     - announcements of technological innovations or new products which we or our competitors make;

     - FDA and international regulatory actions;

     - availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

     - developments with respect to patents or proprietary rights;

     - public concern as to the safety of products that we or others develop;

     - changes in health care policy in the United States or abroad;

     - changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally; and

     - fluctuations in market demand for and supply of our products.

CALYPTE AND THE PRICE OF CALYPTE SHARES MAY BE ADVERSELY EFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE. All outstanding shares of our common stock are freely tradable. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

OUR RESEARCH AND DEVELOPMENT OF HIV URINE TESTS INVOLVES THE CONTROLLED USE OF HAZARDOUS MATERIALS. There can be no assurance that our safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on us.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES AND RESEARCH AND DEVELOPMENT PERSONNEL. As a small company with only 60 employees, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Calypte) may be found.

    This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding Calypte and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                       DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

             SEC FILING
          (FILE NO. 0-20985)                  PERIOD/FILING DATE
------------------------------------    ---------------------------------------
Annual Report on Form 10-K               Year ended December 31, 1998

Quarterly Report on Form 10-Q            Quarter ended March 31, 1999
Quarterly Report on Form 10-Q            Quarter ended June 30, 1999
Quarterly Report on Form 10-Q            Quarter ended September 30, 1999

Description of common stock contained    July 10, 1996
in Registration Statements on Form 8-A   December 16, 1998

     You may request a copy of these documents, at no cost, by writing to:

        Calypte Biomedical Corporation
        1265 Harbor Bay Parkway
        Alameda, California 94502
        Attention: President
        Telephone: (510) 749-5100.

                           FORWARD-LOOKING INFORMATION

    Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of Calypte at September 30, 1999. The table also sets forth the actual capitalization pro forma and as adjusted for the sale of the 4,096,000 shares that purchasers in the Common Stock Purchase Agreement dated March 2, 2000 agreed to buy at a price of $2.05 per share and for the issuance of 100,000 shares upon the exercise of a warrant held by Trilobite Lakes Corp., one of the selling stockholders, at $3.62 per share. The table includes the application of the net proceeds receivable upon closing of the sale and exercise of the warrants after payment of the estimated expenses of the sale.

                                                                                             SEPTEMBER 30, 1999
                                                                                          -----------------------
                                                                                                       PRO FORMA
                                                                                                        AND AS
                                                                                           ACTUAL       ADJUSTED
                                                                                          ----------  -----------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                            SHARE AND PER SHARE
                                                                                                   DATA)
Long-term portion of capital lease obligations..........................................  $       60   $      60
                                                                                          ----------  -----------
Mandatorily Redeemable Series A Preferred Stock, $0.001 par value; no shares authorized;
  100,000 shares issued and outstanding; aggregate redemption and liquidation value of
  $1,000 plus cumulative dividends......................................................       2,186       2,186
                                                                                          ----------  -----------
Stockholders' equity
  Preferred Stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and
    outstanding, actual and as adjusted.................................................        --           --
  Common Stock, $0.001 par value, 30,000,000 shares authorized; 20,415,650 shares issued and outstanding, as of September 30, 1999; 24,611,650 shares issued and outstanding,
    as adjusted.........................................................................          20          24
Additional paid-in capital..............................................................      68,143      76,893
Deferred compensation...................................................................         (51)        (51)
Accumulated deficit.....................................................................     (64,271)    (64,271)
                                                                                          ----------  -----------
Total stockholders' equity..............................................................  $    3,841  $   12,595

Total capitalization....................................................................  $    6,087  $   14,841
                                                                                          ----------  -----------
                                                                                          ----------  -----------

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders and the number of shares that may be offered pursuant to this prospectus. The table also includes the number of shares of common stock issuable upon the exercise of a warrant owned beneficially by the one of the selling stockholders, Trilobite Lakes Corp. This information is based upon information provided by the selling stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

         On March 2, 2000, Calypte sold 4,096,000 shares of common stock in a private placement to the selling stockholders at a price of $2.05 per share. The prospectus covers the resale by those selling stockholders of the 4,096,000 shares issued in the private placement and 100,000 shares issuable upon the exercise of a warrant at $3.62 per share issued to Trilobite Lakes Corp., one of the selling stockholders. The warrant was issued to Trilobite in connection with a credit line of $1,000,000 provided to Calypte by Trilobite in the form of a convertible bridge loan. The private placement was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D of the Act.

         The applicable percentage of ownership listed below is based on 20,481,153 shares of Common Stock outstanding as of March 1, 2000 and, with respect to Trilobite, assumes the exercise of Trilobite's warrant for the purchase of Common Stock.

         The individuals and entities listed in parentheses in the table have certain affiliations with the selling stockholder listed immediately above such individuals and entities. However, the individuals and entities so listed disclaim beneficial ownership of the shares.

                                                     COMMON STOCK                              COMMON STOCK
                                                     BENEFICIALLY OWNED          COMMON        BENEFICIALLY OWNED
                                                     PRIOR TO OFFERING           STOCK         AFTER OFFERING
                                                                                 TO BE
HOLDER                                                   NUMBER    PERCENT       SOLD          NUMBER   PERCENT
-----------------------------------------------------------------------------------------------------------------
Apollo Medical Partners LP..............................200,000       *          200,000          --         --
  (Brandon Fradd, Managing Director)
Atlas II, LP............................................718,895      2.93%       318,895       400,000     1.63 %
  (Richard Jacinto, General Partner)
Brooks Industry of Long Island Profit Sharing Trust......76,080       *           76,080          --         --
  (David Brooks)
Clarion Group (1).......................................680,055      3.10%       487,805       192,250        *
  (Morton A. Cohen)
Hollis Capital..........................................122,000       *          122,000          --         --
  (Paul J. Siegal, Principal)
Kane & Co...............................................802,500      3.27%       200,000       602,500     2.45 %
  (Hathaway Associates, Investment Advisor)
Minotaur Fund L.P.......................................900,000      3.66%       150,000       750,000     3.05 %
  (Corfman Capital, Investment Advisor)
Special Situations Private Equity Fund, LP..............590,000      2.40%       590,000          --         --
  (Austin Marxe, Managing Director)
Trilobite Lakes Corp. (2) (3).........................2,051,220      8.31%     2,051,220          --         --

                                                      -----------------------------------------------------------
TOTALS                                                6,140,750     23.07%     4,196,000     1,944,750     7.91 %

-------------------------------------
*    Less than 1%

(1) Includes 436,152 shares held by Clarion Capital Corporation, 207,318 shares held by Clarion Partners, LP and 36,585 shares held by Clarion Offshore Fund, Ltd. prior to the offering and 192,250 shares held by Clarion Capital Corporation after the offering. Each entity so listed shares certain affiliations with one another. However, each such entity disclaims beneficial ownership of shares held in the name of any other such entity.

(2) Pursuant to the Common Stock Purchase Agreement dated March 2, 2000, a representative designated by Trilobite Lakes Corp. will be elected to Calypte's Board of Directors to serve until the 2000 annual stockholders meeting. The Calypte board will also nominate a representative selected by Trilobite for election to the Calypte board at each subsequent annual meeting for so long as Trilobite holds at least one-half of the shares it acquired through the Common Stock Purchase Agreement.

(3) Trilobite Lakes Corp. is an affiliate of Claneil Enterprises, Inc. David Collins, the Chief Executive Officer and a director of Calypte serves on the Board of Directors of Claneil and is chairman of Claneil's compensation committee.

                              PLAN OF DISTRIBUTION

    The selling stockholders may offer their shares at various times in one or more of the following transactions:

     - on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     - in the over-the-counter market;

     - in negotiated transactions other than on such exchanges;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     - in a combination of any of the above transactions.

    The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

    Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Calypte has agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. Alternatively, Calypte may contribute toward amounts paid due to such liabilities.

    Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the Calypte's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Calypte's common stock by the selling stockholders.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Calypte, and Calypte has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                  LEGAL MATTERS

    Heller Ehrman White & McAuliffe of Palo Alto, California, our counsel in connection with the offering, has issued an opinion about the validity of the securities being offered.

                                     EXPERTS

     The consolidated financial statements of Calypte Biomedical Corporation and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 1998, consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission Registration Fee  . . . . . $  4,561
     Legal fees and expenses . . . . . . . . . . . . . .  . . . . .   30,000
     Accounting fees and expenses. . . . . . . . . . . .  . . . . .   15,000
     Miscellaneous . . . . . . . . . . . . . . . . . . .  . . . . .    6,011
                                                                     -------
     Total . . . . . . . . . . . . . . . . . . . . . . .  . . . . . $ 55,572
                                                                     -------
                                                                     -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16. EXHIBITS

  EXHIBIT                  DESCRIPTION
--------------------------------------------------------------------------------
       4.1                 Common Stock Purchase Agreement between Calypte and
                           the selling stockholders, dated March 2, 2000
       4.2                 Bridge Loan Agreement  between Calypte and Trilobite
                           Lakes Corp., dated as of March 2, 2000.
       4.3                 Form of Convertible Bridge Promissory Note.
       4.4                 Form of Warrant
       5.1                 Opinion of Heller Ehrman White & McAuliffe
      23.1                 Consent of Heller Ehrman White & McAuliffe (filed as
                           part of Exhibit 5.1)
      23.2                 Consent of KPMG LLP, Independent Auditors
      24.1                 Power of Attorney (See page II-3)

- ------------------------

ITEM 17.  UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on March 10, 2000.

                                   CALYPTE BIOMEDICAL CORPORATION


                                   By: /s/ Nancy E. Katz
                                      -----------------------------------------
                                                   Nancy E. Katz
                                          PRESIDENT, CHIEF OPERATING OFFICER,
                                         CHIEF FINANCIAL OFFICER AND DIRECTOR

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                      TITLE                                          DATE
                ---------                                      -----                                          ----

/s/ David Collins                               Chief Executive Officer and Director                       March 10, 2000
---------------------------------------
              David Collins

/s/ Nancy E. Katz*                              President, Chief Operating Officer, Chief Financial        March 10, 2000
---------------------------------------         Officer and Director

              Nancy E. Katz

/s/ William A. Boeger                           Chairman of Board of Directors                             March 10, 2000
---------------------------------------
            William A. Boeger

/s/ Howard B. Urnovitz, Ph.D.                   Chief Science Officer and Director                         March 10, 2000
---------------------------------------
        Howard B. Urnovitz, Ph.D.

/s/ John J. DiPietro                            Director                                                   March 10, 2000
---------------------------------------
             John J. DiPietro


/s/ Paul Freiman                                Director                                                   March 10, 2000
---------------------------------------
               Paul Freiman


/s/ Julius R. Krevans, M.D.                     Director                                                   March 10, 2000
---------------------------------------
         Julius R. Krevans, M.D.


/s/ Mark Novitch, M.D.                          Director                                                   March 10, 2000
---------------------------------------
            Mark Novitch, M.D.


/s/ Zafar I. Randawa, Ph.D.                     Director                                                   March 10, 2000
---------------------------------------
         Zafar I. Randawa, Ph.D.

/s/ Nancy E. Katz
---------------------------------------
              *Nancy E. Katz
            (Attorney-in-Fact)

                         CALYPTE BIOMEDICAL CORPORATION

                                INDEX TO EXHIBITS

      EXHIBIT NO.      DESCRIPTION
-------------------------------------------------------------------------------
         4.1      Common Stock Purchase Agreement between Calypte and the
                  selling stockholders, dated March 2, 2000

         4.2      Bridge Loan Agreement between Calypte and Trilobite Lakes
                  Corp., dated as of March 2, 2000

         4.3      Form of Promissory Note

         4.4      Form of Warrant

         5.1      Opinion of Heller Ehrman White & McAuliffe

         23.1     Consent of Heller Ehrman White & McAuliffe (filed as part of
                  Exhibit 5)

         23.2     Consent of KPMG LLP, Independent Auditors

         24.1     Power of Attorney (See page II-3)

-------------------------